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Exhibit 24.1

POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony J. Fant and Steve E. Tondera, Jr., and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By	/s/ ANTHONY J. FANT Anthony J. Fant (Chairman and Chief Executive Officer)	Date: June 23, 2000
By	/s/ STEVE E. TONDERA, JR. Steve E. Tondera, Jr. (Vice President of Finance, Chief Financial Officer, Treasurer and Secretary)	Date: June 23, 2000
By	/s/ CRAIG E. ROBLE Craig E. Roble (Company Controller)	Date: June 23, 2000
By	/s/ MACK V. TRAYNOR, III Mack V. Traynor, III (Director)	Date: June 23, 2000
By	/s/ EDWIN W. FINCH, III Edwin W. Finch, III (Director)	Date: June 23, 2000
By	/s/ DAVID W. ORTLIEB David W. Ortlieb (Director)	Date: June 23, 2000
By	/s/ STEVE E. TONDERA, JR. Steve E. Tondera, Jr. (Director)	Date: June 23, 2000

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POWER OF ATTORNEY